Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2007 Financial Results

Net revenue of $162.9 million, up 30.7 percent year over year

Operating income of $25.5 million, up 44.9 percent; Operating margin of 15.6 percent

Company increases 2007 net revenue guidance

CHICAGO (October 30, 2007) — Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the third quarter ended September 30, 2007.

Consolidated net revenue of $162.9 million increased 30.7 percent from $124.6 million in the 2006 third quarter. The positive impact of changes in foreign currency exchange rates represented approximately four percentage points of the growth. Net revenue grew 20.8 percent in the Americas, 38.2 percent in Europe (approximately 29 percent on a constant currency basis), and 55.0 percent in the Asia Pacific region (approximately 47 percent on a constant currency basis).

The number of confirmed executive searches increased approximately 14 percent from the 2006 third quarter. The number of consultants on September 30, 2007, was 393, compared to 343 as of September 30, 2006. Productivity, as measured by annualized revenue per executive search consultant, increased to $1.6 million from $1.4 million in the 2006 third quarter. The average fee per executive search was $125,500, compared to $108,100 in last year’s third quarter.

Chief Executive Officer Kevin Kelly said, “We are proud to report another solid quarter of financial results. Our performance is a validation of our strategy and of the operational improvements we have made over the last several years. It reflects the hard work of our employees, who have been committed to revenue growth and improved profitability.”

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Consolidated salaries and employee benefits were $106.6 million, an increase of 27.4 percent from $83.7 million in the comparable quarter of 2006. The increase in this expense primarily reflects costs associated with increasing consultant headcount by approximately 15 percent since September 30, 2006, and higher bonus accruals associated with higher levels of net revenue. As a percentage of net revenue, salaries and employee benefits were 65.4 percent for the quarter, compared to 67.2 percent in the year-ago period.

Consolidated general and administrative expenses were $30.8 million, up 31.1 percent from $23.5 million reported in the comparable prior-year period. As a percentage of net revenue, consolidated general and administrative expenses were 18.9 percent, the same as in the 2006 third quarter.

Operating income was $25.5 million, up 44.9 percent over 2006 third quarter operating income of $17.6 million. The operating margin (measured as a percentage of net revenue) improved to 15.6 percent, compared to 14.1 percent in the 2006 third quarter.

Net income increased to $16.1 million and diluted earnings per share were $0.84, reflecting an effective tax rate in the quarter of 39.4 percent, after discrete items. These results are compared to 2006 third quarter net income of $11.2 million and diluted earnings per share of $0.60, reflecting a 41.9 percent effective tax rate.

Net cash provided by operating activities was $62.8 million, compared to $44.3 million in the third quarter of 2006. Cash, cash equivalents and short-term investments at September 30, 2007, were $218.2 million, compared to $197.4 million at September 30, 2006 and to $180.0 million at June 30, 2007.

During the third quarter, the company repurchased 685,557 shares of its common stock at an average price of $43.50 per share for a total of $29.8 million. As of September 30, 2007, $32.9 million remains available under the current $50 million stock repurchase program authorized by the company’s board of directors in May 2007.

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Also during the quarter, the company’s board of directors approved the initiation of a quarterly cash dividend in the amount of $0.13 per share. On an annual basis, the cash dividend is expected to be $0.52 per share. The first quarterly dividend payment will be made on November 16, 2007 to shareholders of record as of November 2, 2007.

Regional Review for the 2007 Third Quarter

The Americas reported net revenue of $82.0 million, an increase of 20.8 percent over the third quarter of 2006. The Professional Services, Health Care/Life Sciences, and Technology industry groups realized the largest year-over-year net revenue growth in the quarter. Operating income of $17.2 million was up 15.2 percent year over year, and the operating margin was 21.0 percent, compared to 22.0 percent in the 2006 third quarter. Consultant headcount in the Americas was 202 at September 30, 2007, an increase of 20 compared to September 30, 2006.

Europe achieved record net revenue of $58.4 million, an increase of 38.2 percent year over year, driven by especially strong performance in the Financial Services, Industrial, Professional Services, and Health Care/Life Sciences industry groups. On a constant currency basis, year-over-year net revenue growth in Europe was approximately 29 percent. Operating income increased 84.9 percent year over year to $10.8 million, and the operating margin improved to a record 18.5 percent, compared to 13.8 percent in the 2006 third quarter. The majority of offices in the Europe region performed in line with regional results in the quarter, with the London office being the strongest contributor to results. Consultant headcount in Europe was 130 at September 30, 2007, an increase of nine compared to September 30, 2006.

Asia Pacific achieved record net revenue of $22.5 million, an increase of 55.0 percent year over year. On a constant currency basis, year-over-year net revenue growth in Asia Pacific was approximately 47 percent. Business was strong across the region with significant revenue growth in the Health Care/Life Sciences, Financial Services and Industrial practice groups. Operating income of $4.9 million was up 10.7 percent year over year, and the operating margin was 21.9 percent compared to 30.7 percent in the 2006 third quarter. The decrease in the operating margin is primarily related to the

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added costs associated with increasing consultant headcount by approximately 53 percent since September 30, 2006, but also reflects higher professional fees and an increase in infrastructure costs. Consultant headcount in Asia Pacific was 61 at September 30, 2007, an increase of 21 compared to September 30, 2006.

Nine Month Results

For the nine months ended September 30, 2007, net revenue was $466.1 million, a 34.6 percent increase from $346.3 million in the first nine months of 2006. The positive impact of changes in foreign currency exchange rates represented approximately four percentage points of the growth. The number of confirmed executive searches for the first nine months of 2007 increased 21.3 percent from the comparable period of 2006. Operating income in the first nine months of 2007 increased to $61.3 million, representing an operating margin of 13.2 percent, compared to operating income in the first nine months of 2006 of $41.5 million and an operating margin of 12.0 percent. Net income for the first nine months of 2007 was $47.2 million, and diluted earnings per share were $2.48, reflecting an effective tax rate of 28.9 percent, which includes a net tax benefit in the second quarter of $8.5 million related to the company’s release of a valuation allowance related to certain of its foreign tax credits. For the same period of 2006, net income was $27.5 million and diluted earnings per share were $1.45, reflecting an effective tax rate of 40.3 percent.

For the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, net revenue in the Americas increased 32.2 percent, and operating income increased 30.7 percent. The operating margin was 21.0 percent compared to 21.3 percent. In Europe, net revenue increased 29.9 percent and operating income increased 74.5 percent. The operating margin increased to 14.3 percent from 10.7 percent in the comparable period of 2006. In Asia Pacific, revenue increased 62.2 percent, and operating income increased 46.2 percent. The operating margin was 24.6 percent compared to 27.3 percent.

2007 Annual Guidance Updated

Based on results for the first nine months of 2007, the company is increasing its guidance for 2007 full-year net revenue to between $600 and $610 million, up from its previous guidance of $580 million to $595 million provided in July 2007. This updated guidance represents growth in net revenue over

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2006 levels of approximately 25 percent to 27 percent and reflects the company’s goal to accelerate revenue growth compared to recent years. The company continues to target a 2007 full-year operating margin of approximately 13 percent.

Added Kelly: “Increasing our net revenue guidance for 2007 is in line with our positive outlook for Heidrick & Struggles. Although uneven quarterly results are inherent to our business, we are encouraged by the long-term prospects for our growth in the executive search industry. Worldwide demand for senior-level management talent will be influenced by secular drivers such as retiring baby boomers and continued corporate globalization. We aim to win an increasing share of the market with superior client service delivered through our global industry practice teams. Strategic hiring, acquisitions, partnerships and alliances, and expansion into complementary service lines will be additional growth drivers of our business.”

Net income and earnings per share in 2007 are expected to reflect a full-year effective tax rate of between 35 percent and 42 percent, which includes an effective tax rate of 28.9 percent for the first nine months of 2007 and an unusually high fourth quarter tax rate of approximately 70 percent. The 2007 fourth quarter tax rate is a result of a one-time charge related to the company’s tax planning strategy to incorporate its UK branch, which will lower its effective tax rate in the future. Quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period, as well as by discrete items that require immediate recognition in a particular quarter.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review 2007 third quarter results today, October 30, at 9:00 am (CDT). Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to achieve the planned cost savings from our cost-reduction initiatives; our ability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Corporate Communications: +1 312 496 1613 or esodorff@heidrick.com

Joe Poulos, Edelman: +1 312 240 2719 or Joe.Poulos@edelman.com

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Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2007	2006	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$162,901	$124,636	$38,265	30.7%
Reimbursements	6,717	6,268	449	7.2%

Total revenue	169,618	130,904	38,714	29.6%

Operating expenses:
Salaries and employee benefits	106,612	83,697	22,915	27.4%
General and administrative expenses	30,832	23,525	7,307	31.1%
Reimbursed expenses	6,717	6,268	449	7.2%
Restructuring charges	—	(149)	149

Total operating expenses	144,161	113,341	30,820	27.2%

Operating income	25,457	17,563	7,894	44.9%

Non-operating income (expense):
Interest income	2,061	1,412
Interest expense	(9)	(18)
Net realized and unrealized gains on equity and warrant portfolio	22	319
Other, net	(923)	(83)

Net non-operating income	1,151	1,630

Income before income taxes	26,608	19,193

Provision for income taxes	10,476	8,042

Net income	$16,132	$11,151

Basic earnings per common share	$0.90	$0.64
Basic weighted average common shares outstanding	17,994	17,462
Diluted earnings per common share	$0.84	$0.60
Diluted weighted average common shares outstanding	19,185	18,455

Salaries and employee benefits as a percentage of net revenue	65.4%	67.2%
General and administrative expense as a percentage of net revenue	18.9%	18.9%
Operating income as a percentage of net revenue	15.6%	14.1%
Operating income as a percentage of net revenue (excluding restructuring)	15.6%	14.0%
Effective tax rate	39.4%	41.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended September 30,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$81,994	$67,855	$14,139	20.8%
Europe	58,422	42,278	16,144	38.2%
Asia Pacific	22,485	14,503	7,982	55.0%

Revenue before reimbursements (net revenue)	162,901	124,636	38,265	30.7%
Reimbursements	6,717	6,268	449	7.2%

Total revenue	$169,618	$130,904	$38,714	29.6%

Operating Income:
Americas	$17,185	$14,919	$2,266	15.2%	21.0%	22.0%
Europe	10,822	5,852	4,970	84.9%	18.5%	13.8%
Asia Pacific	4,935	4,456	479	10.7%	21.9%	30.7%

Total regions	32,942	25,227	7,715	30.6%	20.2%	20.2%
Corporate	(7,485)	(7,813)	328	4.2%

Operating income before restructuring charges	25,457	17,414	8,043	46.2%	15.6%	14.0%
Restructuring charges	—	149	(149)

Operating income	$25,457	$17,563	$7,894

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$466,080	$346,290	$119,790	34.6%
Reimbursements	20,475	16,835	3,640	21.6%

Total revenue	486,555	363,125	123,430	34.0%

Operating expenses:
Salaries and employee benefits	315,657	234,841	80,816	34.4%
General and administrative expenses	89,127	69,529	19,598	28.2%
Reimbursed expenses	20,475	16,835	3,640	21.6%
Restructuring charges	—	406	(406)

Total operating expenses	425,259	321,611	103,648	32.2%

Operating income	61,296	41,514	19,782	47.7%

Non-operating income (expense):
Interest income	5,564	4,666
Interest expense	(55)	(39)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(101)	434
Other, net	(242)	(534)

Net non-operating income	5,166	4,527

Income before income taxes	66,462	46,041

Provision for income taxes	19,235	18,574

Net income	$47,227	$27,467

Basic earnings per common share	$2.63	$1.52
Basic weighted average common shares outstanding	17,958	18,024
Diluted earnings per common share	$2.48	$1.45
Diluted weighted average common shares outstanding	19,064	18,957

Salaries and employee benefits as a percentage of net revenue	67.7%	67.8%
General and administrative expense as a percentage of net revenue	19.1%	20.1%
Operating income as a percentage of net revenue	13.2%	12.0%
Operating income as a percentage of net revenue (excluding restructuring)	13.2%	12.1%
Effective tax rate	28.9%	40.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Nine Months Ended September 30,
	2007	2006	$ Change	% Change	2007 Margin *	2006 Margin *
Revenue:
Americas	$253,597	$191,766	$61,831	32.2%
Europe	153,452	118,141	35,311	29.9%
Asia Pacific	59,031	36,383	22,648	62.2%

Revenue before reimbursements (net revenue)	466,080	346,290	119,790	34.6%
Reimbursements	20,475	16,835	3,640	21.6%

Total revenue	$486,555	$363,125	$123,430	34.0%

Operating Income:
Americas	$53,274	$40,775	$12,499	30.7%	21.0%	21.3%
Europe	22,006	12,614	9,392	74.5%	14.3%	10.7%
Asia Pacific	14,513	9,926	4,587	46.2%	24.6%	27.3%

Total regions	89,793	63,315	26,478	41.8%	19.3%	18.3%
Corporate	(28,497)	(21,395)	(7,102)	-33.2%

Operating income before restructuring charges	61,296	41,920	19,376	46.2%	13.2%	12.1%
Restructuring charges	—	(406)	406

Operating income	$61,296	$41,514	$19,782

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$148,994	$147,440
Short-term investments	69,250	73,375
Accounts receivable, net of allowance for doubtful accounts	114,931	80,677
Other receivables	5,392	6,868
Prepaid expenses	14,241	9,753
Income taxes recoverable, net	11,170	621
Deferred income taxes, net	17,329	14,944

Total current assets	381,307	333,678

Non-current assets:
Property and equipment, net	18,123	18,648
Restricted cash	9,143	7,900
Assets designated for retirement and pension plans	37,468	31,380
Investments	5,156	3,470
Other non-current assets	9,842	6,220
Goodwill	77,244	75,961
Other intangible assets, net	15,923	17,884
Deferred income taxes, net	32,736	24,629

Total non-current assets	205,635	186,092

Total assets	$586,942	$519,770

Current liabilities:
Accounts payable	$7,089	$7,217
Accrued salaries and employee benefits	160,862	154,646
Other accrued liabilities	46,119	37,401
Current portion of accrued restructuring charges	3,050	3,328

Total current liabilities	217,120	202,592

Non-current liabilities:
Retirement and pension plans	43,031	34,332
Non-current portion of accrued restructuring charges	7,393	9,386
Other non-current liabilities	8,211	9,755

Total non-current liabilities	58,635	53,473

Stockholders' equity	311,187	263,705

Total liabilities and stockholders' equity	$586,942	$519,770

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$16,132	$11,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,836	2,289
Impairment of intangibles	1,029	—
Deferred income taxes	(1,049)	303
Net realized and unrealized gains on equity and warrant portfolio	(22)	(319)
Stock-based compensation expense, net	7,624	7,100
Restructuring charges	—	(149)
Cash paid for restructuring charges	(456)	(1,006)
Changes in assets and liabilities:
Trade and other receivables	5,085	(6,207)
Accounts payable	(2,307)	363
Accrued expenses	45,408	29,760
Income taxes recoverable, net	(9,209)	1,069
Other assets and liabilities, net	(2,305)	(52)

Net cash provided by operating activities	62,766	44,302

Cash flows from investing activities:
Increase in restricted cash	45	—
Acquisition	(16)	—
Capital expenditures	(3,051)	(2,229)
Proceeds from sales of equity securities	46	532
Payments to consultants related to sales of equity securities	(21)	(413)
Proceeds from sales of short-term investments	38,200	12,501
Purchases of short-term investments	(36,675)	(22,501)
Other, net	(17)	17

Net cash used in investing activities	(1,489)	(12,093)

Cash flows from financing activities:
Proceeds from stock options exercised	2,242	1,239
Purchases of treasury stock	(29,529)	(3,924)
Excess tax benefits related to stock-based compensation	604	507
Other	(270)	(68)

Net cash used in financing activities	(26,953)	(2,246)

Effect of foreign currency exchange rates on cash and cash equivalents	5,476	(2,329)

Net increase in cash and cash equivalents	39,800	27,634

Cash and cash equivalents:
Beginning of period	109,194	109,765

End of period	$148,994	$137,399

		$—
Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$29,820	$—
Cash paid for treasury stock purchases	(29,529)	(3,924)

Accrued treasury stock purchases	$291	$(3,924)

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$47,227	$27,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,352	7,361
Impairment of intangibles	1,029
Deferred income taxes	(9,493)	850
Net realized and unrealized (gains) losses on equity and warrant portfolio	101	(434)
Stock-based compensation expense, net	25,671	18,271
Restructuring charges	—	406
Cash paid for restructuring charges	(2,503)	(5,450)
Changes in assets and liabilities:
Trade and other receivables	(28,469)	(29,932)
Accounts payable	(1,625)	(849)
Accrued expenses	3,520	25,485
Income taxes recoverable, net	(11,056)	(2,393)
Other assets and liabilities, net	(8,402)	(1,409)

Net cash provided by operating activities	24,352	39,373

Cash flows from investing activities:
Increase in restricted cash	(1,191)	—
Acquisition	(1,277)	—
Capital expenditures	(6,061)	(3,556)
Proceeds from sales of equity securities	351	929
Payments to consultants related to sales of equity securities	(145)	(625)
Proceeds from sales of short-term investments	119,525	72,500
Purchases of short-term investments	(115,400)	(132,500)
Other, net	—	64

Net cash used in investing activities	(4,198)	(63,188)

Cash flows from financing activities:
Proceeds from stock options exercised	19,225	4,023
Purchases of treasury stock	(54,416)	(49,460)
Excess tax benefits related to stock-based compensation	8,175	2,289
Other	23	247

Net cash used in financing activities	(26,993)	(42,901)

Effect of foreign currency exchange rates on cash and cash equivalents	8,393	426

Net increase (decrease) in cash and cash equivalents	1,554	(66,290)

Cash and cash equivalents:
Beginning of period	147,440	203,689

End of period	$148,994	$137,399

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$55,727	$49,460
Cash paid for treasury stock purchases	(54,416)	(49,460)

Accrued treasury stock purchases	$1,311	$—